Exhibit 10.10A

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the “Agreement”) effective as of this 1st day of February, 2000, and entered into by and between Therapeutic Genomics, Inc., a Delaware corporation with a place of business at 9700 Great Seneca Highway, Rockville, Maryland 20853 (“TGI”) and Bradley G. Lorimier, an individual with an address at 7807 Fox Gate Court, Bethesda, Maryland 20817 (“Consultant”).

WHEREAS, TGI is in the business of discovering genetic targets for cancer drug discovery and discovering and developing such cancer drugs; and

WHEREAS, Consultant is desirous of providing consulting services to TGI; and

WHEREAS, TGI is desirous of retaining Consultant.

NOW, THEREFORE, in consideration of the mutual promises and other good and valuable consideration, the parties hereby agree as follows:

1. Engagement. TGI hereby appoints Consultant, and Consultant hereby accepts such appointment, upon the terms and conditions set forth herein.

2. Services. The nature of the services to be provided by Consultant and the compensation Consultant shall receive from TGI are set forth in Exhibit A, attached and incorporated herein by reference.

3. Term. The term of this Agreement shall commence on the 1st day of February, 2000 and shall continue until the 31th day of January, 2003 or until terminated as set forth below.

4. Independent Contractor. The parties expressly intend and agree that Consultant is acting as an independent contractor and not as an employee of TGI. Under no circumstances shall Consultant look to TGI as his employer, or as a partner, agent, or principal. Consultant will determine the method, details and means of performing the services for TGI subject to TGI approval.

5. Confidentiality. As a condition of this Agreement, Consultant will enter into a Confidentiality Agreement with TGI attached hereto as Exhibit A and incorporated herein by this reference.

6. Termination.

6.1 Termination. Either party may terminate this Agreement at any time by giving ninety (90) days written notice to the other party. In the event of the termination of this Agreement in accordance with the provisions of this Section 6.1, no payments made to Consultant shall be refunded or returned, and all payments due through the end of the 90-day period shall be made promptly.

6.2 Remedies Upon Breach. In the event of any breach of this Agreement by either party, the other party shall have the right to terminate the Agreement by thirty (30) days written notice to the breaching party. Such party shall also be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to enjoin the breaching party from violating any of the terms of this Agreement, to enforce by specific performance any of the terms of this Agreement, and to obtain damages, or any of these aforementioned remedies, but nothing herein contained shall be construed to prevent such remedy or combination of remedies as such party may elect to invoke. The failure of a party to promptly institute legal action upon breach of this Agreement shall not constitute a waiver of that or any other breach hereof.

6.3 Return of Materials at Termination. In the event of any termination of Consultant’s appointment, with or without cause, Consultant shall promptly deliver to TGI any and all materials, property, documents, data, and all other information belonging to TGI or pertaining to proprietary information of TGI, whether prepared by TGI of Consultant. Consultant shall not take any materials, property, documents or other information, or any reproduction or excerpt thereof, belonging to TGI or pertaining to any proprietary information of TGI.

7. General Provisions.

7.1 Entire Agreement. This Agreement constitutes the entire and exclusive Agreement between the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous agreements, representations and understandings of the parties with respect thereto.

7.2 Amendments. No Amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

7.3 Severability. If any provision of this Agreement shall be held illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

7.4 Waiver. The failure of any party hereto to insist upon strict compliance of any provision of this Agreement or to exercise any right hereunder will not constitute a waiver of that provision or right.

7.5 Representations and Warranties. Consultant represents and warrants that to the best of his knowledge he is permitted to enter into this Agreement and perform the obligations contemplated thereby and that this Agreement and the terms and obligations thereof are not inconsistent with any obligation he may have.

7.6 Confidential Information. Consultant represents and warrants and agrees that he can and will perform the services required by this Agreement without disclosing or using any confidential information and/or proprietary Information of a third party.

7.7 Successors and Assigns. The lights and obligations of TGI under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of TGL. Consultant shall not be entitled to assign any of Consultant’s rights or obligations under this Agreement.

7.8 Taxes. Consultant shall pay, when and as due, any and all taxes incurred as a result of Consultant’s compensation hereunder, including estimated taxes, and if required by TGI, agrees to provide TGI with proof of said payment.

7.9 Governing Law. This Agreement shall be interpreted, construed, governed and enforced according to the laws of the State of Maryland without giving effect to its conflict of laws principles.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the effective date set forth above.

THERAPEUTIC GENOMICS, INC.		BRADLEY G. LORIMIER

By:	/s/ Kenneth C. Carter	/s/ Bradley G. Lorimier

Kenneth C. Carter
President and Chief Executive Officer

Exhibit A

Nature of Services:

1.	Consultant shall assist TGI as a general business consultant and as a business development and licensing consultant to seek alliances and/or licensing arrangements with various companies in the pharmaceutical industry. Consultant shall be available to TGI for such consulting for an average of two (2) days per month during the term of the Agreement.

Compensation:

1.	In consideration of the services provided by Consultant to TGI under this Agreement, TGI shall pay Consultant an amount of five thousand dollars ($5,000) per month during the term of this Agreement, which amount shall be payable on the last day of each calendar month.

2.	TGI shall grant to Consultant on the Effective Date of Agreement fifty thousand (55,000) options to purchase shares of TGI common stock at fair market value, as determined by the TGI Board of Directors, exercisable over ten (10) years, and vested as follows:

Shares	Vesting
15,000	Effective Date of the
Agreement

10,000	1st Anniversary

10,000	2nd Anniversary

20,000	Completion of first major
pharmaceutical collaboration
agreement or first product
licensing agreement as
mutually agreed by parties

3.	TGI shall reimburse Consultant for reasonable business expenses incurred in the performance of services under this Agreement within thirty (30) days of receipt of an accounting thereof.

4.	Consultant’s Social Security Number is ###-##-####.

Exhibit B
To Consulting Agreement Between
Therapeutic Genomics, Inc. and Bradley G. Lorimier

CONFIDENTIALITY, ASSIGNMENT OF INVENTIONS AND NON-
COMPETITION AGREEMENT FOR CONSULTANT LORIMIER

     This Confidentiality, Assignment of Inventions and Non-Competition Agreement is made as of the___________________ day of February, 2000 by and between Therapeutic Genomics, Inc., a Delaware corporation (Company), and Bradley G. Lorimier (Consultant).

     WHEREAS, the Consultant is a consultant of the Company; and

     WHEREAS, the Company has developed, and the Company and/or Consultant may continue to develop during the period Consultant is retained by the Company, certain Proprietary Information, Inventions and Intellectual Property (as those terms are hereinafter defined), that the Company wishes to protect and maintain as confidential; and

     WHEREAS, the Company from time to time has received, and may continue to receive during the period Consultant is so retained by the Company, the Proprietary Information of others, and the Company wishes, and is (in certain circumstances) contractually obligated, to maintain the confidentiality of such Proprietary Information; and

     WHEREAS, the Company has developed, and will continue to develop during the period Consultant is so retained by the Company, goodwill by, among other things, substantial expenditure of money and effort;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and undertakings contained in this agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, IT IS AGREED:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a)	Agreement means this confidentiality and non-competition agreement, including all exhibits, schedules and annexations, as all may be amended from time to time in the manner provided in this Agreement.

(b)	Consultancy means the current or anticipated or subsequent retention of Consultant by the Company as a full-time Consultant, a part-time Consultant, or otherwise, or any other period during which Consultant receives compensation from the company in any capacity.

(c)	Intellectual Property means any Invention, writing, trade name, trademark, service mark or any other material registered or otherwise protected or protectible under state, federal, or foreign patent, trademark, copyright, or similar laws.

(d)	Inventions include ideas, discoveries, inventions, developments and improvements, whether or not reduced to practice and whether or not patentable or otherwise within the definition of Intellectual Property.

(e)	Proprietary Information includes any scientific, technical, trade or business secrets of the Company and any scientific, technical, trade or business materials that the Company treats, or is obligated to treat, as confidential or proprietary, including, but not limited to, Inventions belonging to the Company and

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confidential information obtained by or given to the Company about or belonging to its suppliers, licensors, licensees, partners, affiliates, customers, potential customers or others.

2.	Consultant Acknowledgments. The Company has developed and will develop its Proprietary Information and Intellectual Property over a substantial period of time and at a substantial expense, and its Proprietary Information and Intellectual Property are integral to the goodwill of the Company. During the course of Consultancy to the Company, Consultant may develop or become aware of Proprietary Information and/or Intellectual Property. Protection of the Proprietary Information and Intellectual Property is necessary to the conduct of the Company’s business, and the Company is and shall at all times remain the sole owner of the Company’s Proprietary Information and Intellectual Property.

3.	Confidentiality. Consultant shall at all times, both during and after any termination of Consultant’s Consultancy by the Company by either the Company or Consultant, maintain in confidence and not utilize the Proprietary Information or the Intellectual Property of the Company, and/or technology or proprietary information of others under confidential evaluation by the Company except in performing services for the Company pursuant to his Consultancy. Maintaining such Proprietary Information and Intellectual Property in confidence shall include refraining from disclosing such Proprietary Information or Intellectual Property to any third party (except when duly and specifically authorized in writing to do so for purpose of furthering the business of the Company), and refraining from using such Proprietary Information or Intellectual Property for the account of Consultant or for any other person or business entity. Consultant will not file patents based on the Company’s technology or confidential information, nor seek to make improvements thereon, without the Company’s written approval. Consultant agrees not to make any copies of the Proprietary Information or Intellectual Property of the Company (except when appropriate for the furtherance of the business of the Company or duly and specifically authorized to do so) and promptly upon request, whether during or after the period of Consultancy by the Company, to return to the Company any and all documentary, machine-readable or other elements of evidence of such Proprietary Information, Intellectual Property, and any copies of either that may be in Consultant’s possession or under Consultant’s control.

4.	Rights to Inventions and Intellectual Property. In connection with Consultant’s Consultancy by the Company, or by use of the resources of the Company, whether or not Consultant is then retained by the Company. Consultant may produce, develop, create, invent, conceive or reduce to practice Inventions and Intellectual Property related to the business of the Company. Consultant shall maintain and furnish to the Company complete and current records of all such Inventions and Intellectual Property. Consultant agrees that all such Inventions and Intellectual Property are and shall be the exclusive property of the Company, and that the Company may use or pursue them without restriction or additional compensation. Consultant: (i) hereby assigns, sets over and transfers to the Company all of his right, title and interest in and to such Inventions and Intellectual Property; (ii) agrees that Consultant and his agents shall, during and after the period Consultant is retained by the Company, cooperate fully in obtaining patent, trademark, service mark, copyright or other proprietary protection for such Inventions and Intellectual Property, all in the name of the Company (but only at Company expense), and, without limitation, shall execute all requested applications, assignments and other documents in furtherance of obtaining such protection or registration and confirming full ownership by the Company of such Inventions and Intellectual property; and (iii) shall, upon leaving the Company, provide to the Company in writing a full, signed statement of all Inventions and Intellectual property in which Consultant participated prior to termination of Consultant’s Consultancy by the Company. Consultant hereby designates the Company as his agent, and grants to the Company a power of attorney with full power of substitution, which power of attorney shall be deemed coupled with an interest, for the purposes of effecting the foregoing assignments from the Consultant to the Company.

5.	Non-Solicitation. Consultant shall not during the term of his Consultancy or at any time during the two (2) years following termination of his Consultancy solicit any person who is employed by or a consultant to the Company or any affiliate or subsidiary of the Company either during Consultant’s period of Consultancy or during such two (2) year period, to terminate such person’s employment by or consultancy to the Company, such affiliate or subsidiary. As used herein the term solicit shall mean requesting, encouraging, assisting or causing, directly or indirectly, any such Consultant to terminate such person’s employment by or consultancy

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to the Company, affiliate or subsidiary. Notwithstanding the immediately two preceding sentences, Consultant shall be free to engage consultants (including lawyers and accountants) so long as he does not interfere with their prior relationship with the Company.

6.	Prohibited Competition. Consultant recognizes and acknowledges the competitive and proprietary nature of the Company’s business operations. Accordingly, Consultant agrees that, during the term of his Consultancy and for a period of six (6) months following termination of his Consultancy, whether such termination is voluntary or involuntary, Consultant shall not, without the prior written consent of the Company, for himself or on behalf of any other person or entity, directly or indirectly, either as principal, agent, stockholder, Consultant, consultant, representative or in any other capacity: (i) own, manage, operate or control, or be concerned, connected or employed by, or otherwise associate in any manner with, or engage in or have a financial interest in, any business which offers or performs any of the services, or researches, develops, manufactures or sells any of the products, provided or offered by the Company or under development by the Company, or any services or products designed or marketed primarily to fulfill the same function as any such products or services anywhere in the world, except that nothing contained herein shall preclude Consultant from purchasing or owning stock in any such competitive business if such stock is publicly traded, and provided that Consultant’s holdings do not exceed one percent (1%) of the issued and outstanding capital stock of such business; or (ii) solicit, divert or appropriate or attempt to solicit, divert or appropriate any customers or patrons of the Company. If any part of this section should be determined by a court of competent jurisdiction to be unreasonable in duration, geographic area, or scope, then this section is intended to and shall extend only for such period of time, in such geographic area and with respect to such activity as is determined by such court to be reasonable.

7.	Continuing Obligations. Consultant’s obligations under this Agreement shall not be affected: (i) by any termination of Consultant’s Consultancy, including termination at the Company’s initiative; nor (ii) by any change in Consultant’s position, title or function with the Company; nor (iii) by any interruption in Consultancy during which Consultant leaves and then rejoins the Company within a period of six (6) months. Nothing herein shall be construed as constituting an employment agreement or an undertaking by the Company to retain Consultant’s services for any stated period of time.

8.	No Conflicting Agreements. Consultant represents and warrants that execution and performance of this Agreement does not and will not violate, conflict with, or constitute a default under any contract, commitment, agreement, understanding, arrangements, or restriction, or any adjudication, order, injunction or finding of any kind by any court or agency to which Consultant may be a party or by which Consultant may be bound.

9.	Remedies. In the event of any breach by Consultant of any of the provisions of this Agreement, the Company shall be entitled, in addition to monetary damages and to any other remedies available to the Company under this Agreement and at law, to equitable relief, including injunctive relief, and to payment by Consultant of all costs incurred by the Company in enforcement against Consultant of the provisions of this Agreement, including reasonable attorneys fees.

10.	General Provisions.

(a)	No General Waiver. Waiver of any provision of this Agreement, in whole or in part, in any one instance shall not constitute a waiver of any other provision in the same instance, nor any waiver of the same provision in another instance, but each provision shall continue in full force and effect with respect to any other then-existing or subsequent breach.

(b)	Notice. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered personally or by overnight courier with a receipt obtained therefor or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed, if to the Company, to its chief executive officer at the Company’s principal office, and if to the Consultant, at his residence address,

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or to such other address as either party may furnish to the other in writing in accordance with this Section, except that notices of changes of address shall be effective upon receipt.

(c)	Severability. If any provision of this Agreement shall be found to be invalid, inoperative or unenforceable in law or equity, such finding shall not affect the validity of any other provisions of this Agreement, which shall be construed, reformed and enforced to effect the purposes of this Agreement to the fullest extent permitted by law.

(d)	Miscellaneous. This Agreement: (i) may be executed in any number of counterparts, each of which, when executed by both parties to the Agreement shall be deemed to be an original, and all of which counterparts together shall constitute one and the same instrument; (ii) shall be governed by and construed under the law of the State of Maryland, without application of principles of conflicts of laws; (iii) shall constitute the entire agreement of the parties with respect to the subject matter hereof, superseding all prior oral and written communications, proposals, negotiations, representations, understandings, courses of dealing, agreements, contracts, and the like between the parties in such respect; (iv) may be amended, modified, or terminated, and any right under this Agreement may be waived in whole or in part, only by a writing signed by both parties; (v) contains headings only for convenience, which headings do not form part, and shall not be used in construction, of this Agreement; (vi) shall bind and inure to the benefit of the parties and their respective legal representatives, successors and assigns, except that no party may delegate any of its or his obligations under this Agreement, or assign this Agreement, without the prior written consent of the other party, except the Company may assign this Agreement in connection with the merger, consolidation, or sale of all or substantially all assets of the Company; and (vii) be enforced only in courts located within the State of Maryland and the parties hereby agree that such courts shall have venue and exclusive subject matter and personal jurisdiction, and consent to service of process by registered mail, return receipt requested, or by any other manner provided by law.

        Executed under seal as of the date first above written.

ON BEHALF OF THERAPEUTIC
GENOMICS CORPORATION, INC.:	CONSULTANT:

/s/ Kenneth C. Carter	/s/ Bradley G. Lorimier

Kenneth C. Carter, Ph.D.	Bradley G. Lorimier
CEO and President

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